UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 8, 2026 (June 2, 2026 )

Kestrel Group Ltd
 (Exact name of registrant as specified in its charter)

Bermuda	001-42668	98-1833921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Bermudiana Road, Suite 1141,
Pembroke HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.01 per share	KG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
As previously disclosed in November 2025, a subsidiary of the Registrant demanded and participated in an arbitration with one of its ceding companies ("Cedant"), relating to a reinsurance agreement under which that subsidiary provides the Cedant with certain coverages. The Registrant's subsidiary Maiden Reinsurance Ltd. provided a parental guarantee to guarantee the performance and obligations of its affiliate as finally determined in connection with the arbitration.
On June 2, 2026, the arbitration panel issued a final award in the arbitration ("Final Award"). By a majority of the arbitration panel, the Final Award denied the request to rescind the reinsurance agreement based on alleged breaches of the reinsurance agreement and other alleged misrepresentations and nondisclosures. The Final Award provides that the attachment point and limit for each coverage remain unchanged. The agreement will continue to operate in accordance with its terms except as otherwise described below with regard to the Final Award until the applicable limits have been exhausted or all claims have been satisfied.
The arbitration panel, however, did unanimously find that the Cedant committed an intentional and material breach of the reinsurance agreement by changing or altering its reserving or claims administration methodology or practices after inception of the agreement without the consent of the reinsurer. As a remedy, the Final Award requires losses to the coverages to be re-presented and requires billing, accounting, reserves and security under the agreement to be adjusted to reflect specified expected payout patterns set forth in the Final Award, which are based on the reinsurer's initial estimates, rather than actual performance, during the initial expected payout periods set forth in the Final Award. This includes required adjustments to amounts previously paid under the reinsurance agreement. At the end of certain periods specified in the Final Award, the billing, accounting, reserves and security are to be adjusted to reflect the actual amounts due and owing as set forth in the Cedant's books and records.
As discussed further below, such adjustments include repayment of a portion of the approximately $10.8 million previously paid by the reinsurer under certain coverages in the reinsurance agreement.
The arbitration panel, by majority, also awarded the Registrant's subsidiary attorneys' fees in the amount of $1.0 million. The arbitration panel retained jurisdiction for 60 days to effectuate implementation of the Final Award.
Under the subject reinsurance agreement, as previously disclosed, the Registrant's subsidiary provides the Cedant with (i) reinsurance premium protection coverage with aggregate limits of approximately $25.0 million, and (ii) adverse development coverage with aggregate limits of $25.5 million.
The Registrant's subsidiary has previously paid net losses of $10.8 million related to the reinsurance premium protection coverage and has not paid any losses subject to the adverse development coverage of the reinsurance agreement in question.
As a result of bringing the arbitration action, the Registrant's subsidiary sought to recoup the $10.8 million in losses previously paid and had denied payment of certain invoices for contractual performance pending the outcome of this arbitration. As a result of the Final Award, both the paid and denied invoices will be adjusted pursuant to the terms of the Final Award, deferring potential payment of these losses.
As of March 31, 2026, the Registrant's financial statements included liabilities of $11.5 million in reserves for the subject reinsurance contract and had received premiums totaling $19.5 million.
The Registrant is evaluating the effect of the Final Award, including the required adjustments to billing, accounting, reserves and security, the potential repayment of a portion of amounts previously paid, the attorneys' fees award, and the continuing obligations under the reinsurance agreement. The amount and timing of any net financial statement impacts have not yet been finally determined and remain subject to completion of the adjustments required by the Final Award and any panel approval required in connection with implementation of the Final Award.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected implementation of the Final Award, potential repayments, reserve and accounting impacts, continuing obligations under the reinsurance agreement and potential payments thereunder, and the timing and amount of any related financial statement impact. These forward-looking statements are based on current expectations and are subject to risks and uncertainties, including the completion and approval of the adjustments required by the Final Award, the parties' implementation of the Final Award, the development of claims under the reinsurance agreement, and other risks described in the Registrant's filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed or implied by these forward-looking statements. The Registrant undertakes no obligation to update any forward-looking statement except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 8, 2026		Kestrel Group Ltd

		By:	/s/ Bradford Luke Ledbetter
		Name:	Bradford Luke Ledbetter
		Title:	Chief Executive Officer